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                                                                   EXHIBIT 10.20

                       AMENDMENT TO 1997 STOCK OPTION PLAN


         On October 16, 2002, the Stockholders of the Company approved the following amendment to the 1997 Stock Option Plan (the "1997 Plan"):

         Section 5(b) of the 1997 Plan is hereby amended by increasing the maximum aggregate number of shares that may be issued in excess of those made available under the Corporation's 1994 Stock Option Plan to 2,000,000 shares, and by increasing the aggregate number of shares that may be covered by options awarded to any Optionee to 50,000 shares per calendar year. Section 5(b) shall read as follows effective upon approval by the Corporation's stockholders:

                  "(b) MAXIMUM SHARES. The aggregate number of shares that may be issued under Options pursuant to the Plan shall not exceed 2,000,000 shares plus (i) shares, if any, reserved for issuance under the 1994 Plan in excess of the number of shares as to which options have been granted thereunder, and (ii) any shares as to which options may have terminated due to expiration, cancellation, forfeiture, or otherwise without the issuance of such shares under the 1994 Plan. The aggregate number of shares with respect to which Options may be granted pursuant to the Plan to any Optionee shall not exceed 50,000 shares per calendar year. The limitations established in Section 5 of the Plan shall be subject to adjustment as provided in Section 9 of the Plan."

         Terms used in the Amendment and not defined herein are used herein as they are defined in the 1997 Plan. References in the 1997 Plan to "this 1997 Plan" (and indirect references such as "hereof" and "herein") are amended to refer to the 1997 Plan as amended by this Amendment.


















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